Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fiscal 2023 Third Quarter Results

VONORE, Tenn. – May 10, 2023 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2023 third quarter ended April 2, 2023.

Highlights:

Unless otherwise indicated, the highlights and commentary provided herein relate to our continuing operations, which exclude the NauticStar segment results reported as discontinued operations.

▪
Net sales for the third quarter were $166.8 million, down 1.5% from the prior-year period
▪
Net income from continuing operations was $22.8 million, or $1.28 per diluted share, down 6.3% and 2.3%, respectively, from the prior-year period
▪
Diluted Adjusted Net Income per share, a non-GAAP measure, was $1.36, which equaled our record in the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, was $33.0 million, down 5.8% from the prior-year period
▪
Record operating cash flow due to strong earnings and diligent working capital management
▪
Share repurchases of $7.0 million during the quarter

Fred Brightbill, Chief Executive Officer and Chairman, commented, “Our business has performed extremely well through the fiscal third quarter, delivering financial results which have exceeded expectations. Adjusted diluted net income per share tied our record from last year for the best fiscal third quarter in the Company’s history. Our exceptional operating results and diligent working capital management also continued into the third quarter, resulting in record operating cash flow.”

Brightbill continued, “During the quarter, we achieved our goal of refilling dealer inventories to optimal levels ahead of the summer selling season. Despite near-term macroeconomic headwinds, retail activity has performed closer to the upper end of our range of expectations through our fiscal third quarter. Our robust portfolio of innovative products and healthy dealer inventory levels position us to capitalize on the summer selling season. Additionally, our fortress balance sheet provides us with abundant financial flexibility to pursue our capital allocation priorities, first and foremost of which is investment in growth. We are laying the foundation for future growth by actively investing in targeted initiatives designed to take advantage of the strong underlying secular industry trends.”

Third Quarter Results

Unless otherwise indicated, the financial results provided herein relate to our continuing operations, which exclude the NauticStar segment results reported as discontinued operations.

For the third quarter of fiscal 2023, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $166.8 million, down $2.6 million from the third quarter of fiscal 2022. The net sales decrease reflects changes in model mix, decreased sales volumes, increased dealer incentives, and decreased options and content sales, partially offset by higher prices. Dealer incentives include higher floor plan financing costs and other incentives as a result of increased dealer inventories and interest rates.

Gross profit decreased $1.5 million and gross profit margin decreased 50 basis points in the third quarter of fiscal 2023 from the third quarter of fiscal 2022. The decreased margin was mainly due to higher costs from inflationary pressures, changes in model mix, higher dealer incentives, and increased warranty costs, partially offset by higher prices and improved production efficiencies.

Operating expenses increased $1.1 million for the third quarter of fiscal 2023, compared to the prior-year period primarily as a result of increased boat show related costs and investments in digital marketing.

Net income from continuing operations was $22.8 million for the third quarter of fiscal 2023, compared to $24.3 million in the prior-year period. Diluted net income from continuing operations per share was $1.28, compared to $1.31 for the third quarter of fiscal 2022.

Adjusted Net Income was $24.1 million for the third quarter of fiscal 2023, or $1.36 per diluted share, compared to $25.1 million, or $1.36 per diluted share, in the prior-year period. Adjusted net income per diluted share was flat as a result of reduced weighted average share count and short-term investment income.

Adjusted EBITDA was $33.0 million for the third quarter of fiscal 2023, compared to $35.0 million in the prior-year period. Adjusted EBITDA margin was 19.8 percent for the third quarter, down from 20.7 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “We are raising our guidance for the full year based on our strong performance and incremental retail demand visibility. Based on retail sales results through our fiscal third quarter and the general expectation that the onset of a potential downturn has been pushed into fiscal 2024, we now expect retail demand to perform closer to the high end of our range of expectations. We believe these conditions will allow us to achieve full-year wholesale unit sales at the upper end of our range of scenarios.”

The Company’s outlook is as follows:

•
For full year fiscal 2023, consolidated net sales is now expected to be approximately $656 million, with Adjusted EBITDA of approximately $125 million, and Adjusted Earnings per share of approximately $5.05. We continue to expect capital expenditures to be approximately $30 million for the full year.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal third quarter 2023 results today, May 10, 2023, at 8:30 a.m. EDT. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Aviara. Through these three brands, MasterCraft Boat Holdings has leading market share positions in two of the fastest growing segments of the powerboat industry – performance sport boats and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning our ability to capitalize on the summer selling season, our capital allocation priorities, including our intention to drive value and accelerate growth, and our full year financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: changes in interest rates, the potential effects of supply chain disruptions and production inefficiencies, general economic conditions, demand for our products, inflation, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, geopolitical conflicts and financial institution disruptions.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2022 and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 2023, filed with the SEC on February 8, 2023, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Nine Months Ended April 2, 2023

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 2,	April 3,	April 2,	April 3,
	2023	2022	2023	2022

Net sales	$166,776	$169,343	$495,480	$444,393
Cost of sales	124,178	125,269	368,682	333,376
Gross profit	42,598	44,074	126,798	111,017
Operating expenses:
Selling and marketing	3,927	3,017	10,748	9,966
General and administrative	9,156	8,964	26,874	26,881
Amortization of other intangible assets	489	489	1,467	1,467
Goodwill impairment	—	—	—	1,100
Total operating expenses	13,572	12,470	39,089	39,414
Operating income	29,026	31,604	87,709	71,603
Other income (expense):
Interest expense	(695)	(341)	(1,923)	(1,080)
Interest income	1,195	—	1,967	—
Income before income tax expense	29,526	31,263	87,753	70,523
Income tax expense	6,744	6,957	20,353	16,126
Net income from continuing operations	22,782	24,306	67,400	54,397
Loss from discontinued operations, net of tax	(272)	(3,371)	(21,139)	(7,674)
Net income	$22,510	$20,935	$46,261	$46,723

Net income (loss) per share
Basic
Continuing operations	$1.30	$1.33	$3.80	$2.92
Discontinued operations	(0.02)	(0.19)	(1.19)	(0.41)
Net income	$1.28	$1.14	$2.61	$2.51

Diluted
Continuing operations	$1.28	$1.31	$3.78	$2.89
Discontinued operations	(0.01)	(0.18)	(1.19)	(0.40)
Net income	$1.27	$1.13	$2.59	$2.49

Weighted average shares used for computation of:
Basic earnings per share	17,559,920	18,295,949	17,725,208	18,622,878
Diluted earnings per share	17,748,910	18,487,346	17,851,655	18,796,867

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	April 2,	June 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,453	$34,203
Held-to-maturity securities	73,914	—
Accounts receivable, net of allowances of $155 and $214, respectively	18,688	22,472
Inventories, net	55,268	58,595
Prepaid expenses and other current assets	10,673	7,232
Current assets associated with discontinued operations	—	23,608
Total current assets	185,996	146,110
Property, plant and equipment, net	70,510	55,823
Goodwill	28,493	28,493
Other intangible assets, net	35,951	37,418
Deferred income taxes	14,331	21,525
Deferred debt issuance costs, net	330	406
Other long-term assets	2,663	1,290
Non-current assets associated with discontinued operations	—	5,987
Total assets	$338,274	$297,052
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,335	$23,375
Income tax payable	5,582	4,600
Accrued expenses and other current liabilities	66,070	54,437
Current portion of long-term debt, net of unamortized debt issuance costs	4,004	2,873
Current liabilities associated with discontinued operations	—	7,887
Total current liabilities	102,991	93,172
Long-term debt, net of unamortized debt issuance costs	50,391	53,676
Unrecognized tax positions	6,469	6,358
Other long-term liabilities	2,276	198
Total liabilities	162,127	153,404
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 17,571,882 shares at April 2, 2023 and 18,061,437 shares at June 30, 2022	176	181
Additional paid-in capital	82,827	96,584
Retained earnings	93,144	46,883
Total stockholders' equity	176,147	143,648
Total liabilities and stockholders' equity	$338,274	$297,052

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	April 2,	April 3,		April 2,	April 3,
	2023	2022	Change	2023	2022	Change
	(Dollars in thousands)

Unit sales volume:
MasterCraft	900	900	—%	2,457	2,569	(4.4)%
Crest	722	855	(15.6)%	2,344	2,261	3.7%
Aviara	34	29	17.2%	100	71	40.8%
Consolidated	1,656	1,784	(7.2)%	4,901	4,901	—%
Net Sales:
MasterCraft	$117,630	$119,956	(1.9)%	$339,315	$318,744	6.5%
Crest	36,369	38,959	(6.6)%	116,595	101,457	14.9%
Aviara	12,777	10,428	22.5%	39,570	24,192	63.6%
Consolidated	$166,776	$169,343	(1.5)%	$495,480	$444,393	11.5%
Net sales per unit:
MasterCraft	$131	$133	(1.5)%	$138	$124	11.3%
Crest	50	46	8.7%	50	45	11.1%
Aviara	376	360	4.4%	396	341	16.1%
Consolidated	101	95	6.3%	101	91	11.0%
Gross margin	25.5%	26.0%	(50) bps	25.6%	25.0%	60 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin

We define EBITDA as net income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include share-based compensation, business development consulting costs, and goodwill impairment. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, business development consulting costs, and goodwill impairment.

EBITDA, Adjusted EBITDA, EBITDA margin, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
The Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
The Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

Beginning in the first quarter of fiscal 2023, due to the effects of discontinued operations, as discussed above, the Company's non-GAAP financial measures are presented on a continuing operations basis, for all periods presented.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended				Nine Months Ended
	April 2,	% of Net	April 3,	% of Net	April 2,	% of Net	April 3,	% of Net
	2023	sales	2022	sales	2023	sales	2022	sales
Net income from continuing operations	$22,782	13.7%	$24,306	14.4%	$67,400	13.6%	$54,397	12.2%
Income tax expense	6,744		6,957		20,353		16,126
Interest expense	695		341		1,923		1,080
Interest income	(1,195)		—		(1,967)		—
Depreciation and amortization	2,622		2,507		7,833		7,329
EBITDA	31,648	19.0%	34,111	20.1%	95,542	19.3%	78,932	17.8%
Share-based compensation	1,026		894		2,892		2,927
Business development consulting costs(a)	312		—		312		—
Goodwill impairment(b)	—		—		—		1,100
Adjusted EBITDA	$32,986	19.8%	$35,005	20.7%	$98,746	19.9%	$82,959	18.7%

(a)
Represents non-recurring third-party costs associated with business development activities, primarily relating to consulting costs for evaluation and execution of internal growth and other strategic initiatives.
(b)
Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.

The following table sets forth a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		Nine Months Ended
	April 2,	April 3,	April 2,	April 3,
	2023	2022	2023	2022
	(Dollars in thousands)		(Dollars in thousands)
Net income from continuing operations	$22,782	$24,306	$67,400	$54,397
Income tax expense	6,744	6,957	20,353	16,126
Amortization of acquisition intangibles	462	462	1,386	1,386
Share-based compensation	1,026	894	2,892	2,927
Business development consulting costs(a)	312	—	312	—
Goodwill impairment(b)	—	—	—	1,100
Adjusted Net Income before income taxes	31,326	32,619	92,343	75,936
Adjusted income tax expense(c)	7,205	7,502	21,239	17,465
Adjusted Net Income	$24,121	$25,117	$71,104	$58,471

Adjusted net income per common share
Basic	$1.37	$1.37	$4.01	$3.14
Diluted	$1.36	$1.36	$3.98	$3.11
Weighted average shares used for the computation of (d):
Basic Adjusted net income per share	17,559,920	18,295,949	17,725,208	18,622,878
Diluted Adjusted net income per share	17,748,910	18,487,346	17,851,655	18,796,867

(a)
Represents non-recurring third-party costs associated with business development activities, primarily relating to consulting costs for evaluation and execution of internal growth and other strategic initiatives.
(b)
Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(c)
Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(d)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods presented:

	Three Months Ended		Nine Months Ended
	April 2,	April 3,	April 2,	April 3,
	2023	2022	2023	2022
Net income from continuing operations per diluted share	$1.28	$1.31	$3.78	$2.89
Impact of adjustments:
Income tax expense	0.38	0.38	1.14	0.87
Amortization of acquisition intangibles	0.03	0.02	0.08	0.07
Share-based compensation	0.06	0.05	0.16	0.16
Business development consulting costs(a)	0.02	—	0.02	—
Goodwill impairment(b)	—	—	—	0.06
Adjusted Net Income per diluted share before income taxes	1.77	1.76	5.18	4.05
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.41)	(0.40)	(1.20)	(0.94)
Adjusted Net Income per diluted share	$1.36	$1.36	$3.98	$3.11

(a)
Represents non-recurring third-party costs associated with business development activities, primarily relating to consulting costs for evaluation and execution of internal growth and other strategic initiatives.
(b)
Represents a non-cash charge recorded in the Aviara segment for impairment of goodwill.
(c)
Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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